Exhibit 4.4.9

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of September 23, 2004 by and between the undersigned (“Creditor”), and Comerica Bank (“Bank”).

Recitals

A. Bank has heretofore made certain loans with a current outstanding principal amount of Four Million Four Hundred Seventy Two Thousand Four Hundred Sixteen and 78/100 Dollars ($4,472,416.78) (the “Loan”) to SYNBIOTICS CORPORATION, a California corporation (“Borrower”) which Loan is evidenced by a Credit Agreement dated as of April 12, 2000; a First Amendment to Credit Agreement dated as of April 18, 2000; a Second Amendment to Credit Agreement dated as of November 14, 2000; a Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of January 25, 2002; a Letter Agreement dated September 4, 2003; a Forbearance Agreement dated March 29, 2004; a Fourth Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of the date hereof (the “Fourth Amendment”); a Promissory Note in the principal amount of Five Hundred Ninety Nine Thousand Dollars ($599,000.00) dated as of the date hereof; a Promissory Note in the principal amount of Three Million Eight Hundred Seventy Three Thousand Four Hundred Sixteen and 78/100 Dollars ($3,873,416.78) dated as of the date hereof; a Commercial Security Agreement dated as of April 12, 2000; a Commercial Pledge and Security Agreement dated as of April 12, 2000; a Patent Security Agreement dated as of April 12, 2000; a Trademark Security Agreement dated as of April 12, 2000 and a Commercial Security Agreement dated as of April 12, 2000 executed by W3Commerce LLC, a Delaware limited liability company. These documents are hereinafter referred to collectively as the “Loan Documents.”

B. The term of the Loan has matured and the Borrower is otherwise in default under the terms of the Loan Documents. Borrower and Creditor have requested that Bank enter into this Agreement and the Fourth Amendment in order to restructure the Existing Indebtedness (as defined in the Fourth Amendment) and sell a portion of the Existing Indebtedness to Creditor. Bank has agreed to restructure the Existing Indebtedness pursuant to such request by Borrower and Creditor and has agreed, subject to this Agreement, to sell a portion thereof to Creditor pursuant to the Fourth Amendment and a Loan Purchase Agreement dated as of the date hereof (the “Loan Purchase Agreement”).

C. In order to induce Bank to enter into the Fourth Amendment and the Loan Purchase Agreement, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Creditor, whether presently existing or arising in the future, including but not limited to indebtedness and obligations under the Loan Documents (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank including but not limited to indebtedness and obligations under the Loan Documents; and (ii) all of Creditor’s security interests, if any, in the Borrower’s property, including but not limited to security interests in Borrower’s property created by the Loan Documents, to all of Bank’s security interests in the Borrower’s property, including but not limited to security interests in Borrower’s property created by the Loan Documents.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral, as collectively defined in the Loan Documents, shall at all times be prior to the security interest of Creditor in the Collateral, the fact that Bank’s security interest in the Collateral and Creditor’s security interest in the Collateral both arise under the Loan Documents notwithstanding. Capitalized terms not otherwise defined herein shall have the same meaning as in the Loan Documents.

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations of Borrower to Bank under the Loan Documents (the “Senior Debt”).

3. Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor, without the prior written consent of Bank, exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, Creditor shall be entitled to receive each regularly scheduled payment of interest and principal under the Loan Documents provided that no Uncured Default has occurred under the Loan Documents and that no Event of Default would exist immediately after giving effect to such payment.

4. Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6. For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank as Creditor’s attorney in fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, to accept or reject any plan of reorganization or arrangement on behalf of Creditor if and only if Bank and Creditor are deemed to be in the same creditor class and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder. If Bank and Creditor are deemed to be in different creditor classes in connection with any Insolvency Proceeding, such power of attorney shall not be effective and Creditor shall have the right to accept or reject any plan of reorganization or arrangement on its own behalf.

7. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.

8. This Agreement shall remain effective for so long as the Bank has any obligation to make credit extensions to Borrower or Borrower owes any amounts to Bank under the Loan Documents or otherwise. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. Creditor waives the benefits, if any, of Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9. This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles. Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California. CREDITOR AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS

OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12. (i) If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

(ii) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Loan Purchase Agreement, any security agreement executed by Borrower in favor of Bank, any note executed by Borrower in favor of Bank or any other document, instrument or agreement executed by Borrower or Creditor with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(iii) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

(iv) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

(v) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.”

13. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Bank.

14. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor” REMINGTON CAPITAL, LLC

By:	/s/ Jerry L. Ruyan
Title:	President

“Bank” COMERICA BANK

By:	/s/ Thomas G. Kinzel
Title:	Vice President

The undersigned approves of the terms of this Agreement.

“Borrower” SYNBIOTICS CORPORATION

By:	/s/ Paul R. Hays
Title:	President & COO